UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

TRW AUTOMOTIVE HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT #1 TO DEFINITIVE PROXY STATEMENT

This supplemental information should be read in conjunction with the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by TRW Automotive Holdings Corp. on October 20, 2014, which should be read in its entirety.  Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Supplemental Information to the Definitive Proxy Statement

As previously disclosed in the Definitive Proxy Statement, the consummation of the proposed merger is subject to, among other things, compliance with the HSR Act and certain non-U.S. governmental antitrust or merger control approvals, and in connection therewith TRW and ZF made the filings required pursuant to the HSR Act and antitrust or premerger control filings in the requisite non-U.S. jurisdictions, in each case as further described in the Definitive Proxy Statement.

On November 5, 2014, following informal discussions with the Federal Trade Commission, ZF voluntarily withdrew and, on November 7, 2014, re-filed its notification and report forms under the HSR Act.  The withdrawal and re-filing are procedural steps which provide the Federal Trade Commission with an additional 30-day period in which to determine whether to clear the proposed transaction or issue a request for additional information and documentary material, commonly referred to as a “second request.”  This additional 30-day period is scheduled to expire at 11:59 pm Eastern Time on December 8, 2014 unless terminated earlier by the Federal Trade Commission.

On October 29, 2014, the parties submitted their final filing in Canada.  On October 31, 2014, the parties obtained clearance in Serbia and on November 5, 2014, the parties obtained clearances in Russia and Turkey.

Additionally, as previously disclosed in the Definitive Proxy Statement, ZF committed to use its best efforts to consummate the transactions contemplated by the Section 6.4 Contract between ZF and Bosch.  The closing of the Section 6.4 Contract is conditioned only on receipt of specified competition approvals in six jurisdictions, of which only approvals in China and Ukraine remain outstanding.

ZF and TRW continue to expect the merger to be completed in the first half of calendar year 2015.